Exhibit 4.1

Execution Version

To:          UPC Broadband Holding B.V. (the Company)

Boeing Avenue 53

1119 PE Schiphol Rijk

Amsterdam

The Netherlands

For the attention of:  Jonathan Pearson

9 June 2009

Dear Sirs,

€1,072,000,000 senior secured credit facility (the Agreement) dated 16th January, 2004 between, among others, the Company and Toronto Dominion (Texas) LLC as facility agent, as amended from time to time

1.             Background

(a)           This letter is supplemental to and amends the Agreement.

(b)           Pursuant to clause 25 (Amendments and waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement and the waiver contemplated by this letter.  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.             Construction

(a)           Capitalised terms defined in the Agreement have the same meaning when used in this letter.

(b)           The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)           Amendment Effective Date has the meaning given to it in paragraph 4 (Amendment Effective Date).

3.             Amendments

(a)           We are authorised to confirm on behalf of the Majority Lenders that, with effect from the Amendment Effective Date the Agreement will be amended as set out in this paragraph 3 (Amendments).

(b)           The definition of “EBITDA” in Clause 17.1 (Financial definitions) of the Agreement will be amended so that it reads as follows:

“EBITDA means, in relation to any Ratio Period, operating income (expense) plus depreciation, amortisation, non cash stock compensation expenses, other non cash impairment charges, one off reorganisation or restructuring charges, direct acquisition costs, losses (gains) on the sale of operating assets and accrued Management Fees (whether or not paid) for such Ratio Period as reflected in the consolidated statement of operations identified as such in the consolidated financial statements of the Borrower Group, to the extent attributed to the

Distribution Business of the Borrower Group and all as determined in accordance with GAAP and (in the case of the Borrower Group or any part of the Borrower Group) as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 16.2(a) or (b) (Financial information) (as the case may be).

For the avoidance of doubt, as a result of US GAAP purchase accounting adjustments, certain deferred revenues on the balance sheet of Cablecom GmbH were required to be written off. The Borrower shall, when calculating EBITDA, have the option to include revenues that would have been recognised had this US GAAP purchase accounting not taken place.”; and

(b)           the definition of “Net Income” in Clause 17.1 (Financial definitions) of the Agreement will be deleted.

4.             Amendment Effective Date

This letter shall take effect on the date (the Amendment Effective Date) on which the Facility Agent notifies the Company and the Lenders that it has received in form and substance to it (acting reasonably):

(a)           evidence of the due authorisation and execution of this letter by each Obligor;

(b)           legal opinions in respect of Dutch, English and New York law from Allen & Overy LLP, English, Dutch and New York legal advisers to the Facility Agent, addressed to the Finance Parties.

5.             Reservation of rights

Each Finance Party reserves any other right or remedy it may have now or subsequently.  This letter does not constitute a waiver of any right or remedy.

6.             Miscellaneous

(a)           This letter is a Finance Document and the Agreement, as amended by this letter, is a Finance Document.

(b)           Subject to the terms of this letter, the Agreement will remain in full force and effect and the Agreement and this letter will be read and construed as one document.

(c)           Each Obligor confirms that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents shall continue and remain unaffected by the entry into of this letter and shall extend to the liability and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.

(d)           The representations and warranties in Clause 15 (Representations and Warranties) of the Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial Condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works councils), 15.19 (Borrower Group Structure),  15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made on the date of this letter and on the Amendment Effective Date, with reference to the facts and circumstances then existing, as if each reference to (i) the Finance Documents includes a reference to this letter and (ii) references to the Agreement are to the Agreement as amended by this letter.

(e)           This letter may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this letter by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this letter.

7.             Governing law

This letter and any non-contractual obligations arising in connection with it are governed by English law.

For

TORONTO DOMINION (TEXAS) LLC

as Facility Agent

We agree with the terms of this letter.

Borrowers:

UPC BROADBAND HOLDING B.V.

By: Authorized Signatory

UPC FINANCING PARTNERSHIP

By: Authorized Signatory

Guarantors:

UPC BROADBAND HOLDING B.V.

By: Authorized Signatory

UPC HOLDING II B.V.

By: Authorized Signatory

UPC FINANCING PARTNERSHIP

By: Authorized Signatory

UPC HOLDING B.V.

By: Authorized Signatory

UPC FRANCE HOLDING B.V.

By: Authorized Signatory

UPC SCANDINAVIA HOLDING B.V.

By: Authorized Signatory

UPC WESTERN EUROPE HOLDING B.V.

By: Authorized Signatory

UPC CENTRAL EUROPE HOLDING B.V.

By: Authorized Signatory

UPC NEDERLAND B.V.

By: Authorized Signatory

UPC POLAND HOLDING B.V.

By: Authorized Signatory

UPC BROADBAND N.V.

By: Authorized Signatory

UPC BROADBAND IRELAND B.V.

By: Authorized Signatory

UPC CHILE HOLDING B.V.

By: Authorized Signatory

UPC SWITZERLAND HOLDING B.V.

By: Authorized Signatory